Contact:
Noe Pacheco
Westbury Bank
262.289.6666
noe.pacheco@westburybankwi.com

FOR IMMEDIATE RELEASE

Westbury Bancorp, Inc. Names Greg Remus Chief Executive Officer

West Bend, Wis., July 16, 2015, Westbury Bancorp, Inc. (NASDAQ: WBB) - The Board of Directors of Westbury Bancorp, Inc. (the “Company”) appointed Greg J. Remus Chief Executive Officer (CEO) of the Company and its subsidiary, Westbury Bank (the “Bank”), effective October 1, 2015. Remus will succeed Ray Lipman who will be stepping down as Chief Executive Officer for the Company and the Bank. Lipman will continue to serve as Chairman of the Board for the Company and the Bank and will focus on corporate governance, strategic planning and growth opportunities.

The actions by the Board of Directors continue the management succession plan put in place several years ago. In January 2014, Remus was named Chief Operating Officer and in January 2015, he was named President of both the Company and the Bank. Remus has been an officer of the Bank since August 2009, and served in a number of positions of the Bank since that time. Prior to joining Westbury Bank, Remus had 18 years of commercial banking experience with a number of commercial banks.

In 2012, the Board of Directors made a strategic decision to aggressively transform the Bank’s operations to a community commercial business bank. This most recent promotion of Remus to CEO is the final step for Westbury’s transformation. This change is reflected in the Bank’s current balance sheet, with its loan portfolio consisting of 65% business loans vs. 35% retail loans, and a deposit structure of nearly 80% transaction accounts.

“We have improved the overall financial performance of our business during this transition,” said Remus. “We will continue to execute our strategy to grow and improve our economic status.”

The Company and Bank’s strategic focus as a community commercial banking model also resulted in the Board of Directors creating three new senior management positions effective as of October 1, 2015. Kirk Emerich was named Executive Vice President - Chief Financial Officer and Investor Relations. Glenn Stadler was named Executive Vice President - Chief Commercial Lending Officer. Peter Lee was named Executive Vice President - Chief Community Banking Officer.

Emerich, who has over 25 years of experience in financial reporting and banking, will be responsible for investor relations, enterprise risk management and all financial matters and will continue to serve as Chief Financial Officer. Stadler, who has over 25 years business banking experience, will be responsible for developing and managing business banking relationships, overall production of business lending, cash management services and commercial deposit growth. Lee, in his expanded role, will be responsible for overall retail lending including sales production of all retail products in our branch network and has retail banking experience of over 30 years.

“Our management team remains focused on improving the bank and achieving its potential to be the best bank in Wisconsin,” Remus stated.

About Westbury Bancorp, Inc.

Westbury Bancorp, Inc. is the holding company for Westbury Bank. The Company’s common shares are traded on the Nasdaq Capital Market under the symbol “WBB”.

Westbury Bank is an independent community bank with over $625 million in assets. Westbury Bank serves communities in Washington, Waukesha and Outagamie Counties through its eight full service branches and one loan production office providing deposit and loan services to individuals, professionals and businesses throughout its markets.

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